Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated November 14, 2006
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PZX7

Principal Amount (in Specified Currency): $40,000,000
Issue Price: 100 %
Trade Date: November 14, 2006
Original Issue Date: November 17, 2006
Stated Maturity Date: November 17, 2011

Initial Interest Rate: Three month LIBOR determined on November 15,
   2006 minus 0.04%
Interest Payment Period: Quarterly
Interest Payment Dates: The first Interest Payment Date is February 16,
   2007 and thereafter, commencing May 17, 2007, the Interest Payment Dates are the 17th of each February, May, August and November

Net Proceeds to Issuer: $39,960,000
Agent's Discount or Commission: 0.10%
Agent: ABN AMRO Incorporated
Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): - 0.04%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: February 16, 2007
Interest Rate Reset Period: Quarterly
Interest Reset Dates: The first Interest Reset Date is February 16, 2007 and thereafter, commencing May 17, 2007, the Interest Reset Dates are the 17th of each February, May, August and November
Interest Determination Date: the second London Banking Day preceding each
   Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $1,000,000 and $1,000,000 increments thereafter Form of Note:
	[X] Book-entry only
	[ ] Certificated

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated April 12, 2006 and an Appointment Agreement Confirmation dated November 14, 2006 (collectively, the "Agreement") between TMCC and ABN
AMRO Incorporated ("ABN AMRO"), ABN AMRO, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.90% of their principal amount. ABN AMRO may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.
	Under the terms and conditions of the Agreement, ABN AMRO is committed to take and pay for all of the Notes offered hereby if any are taken.